Exhibit 10.1

July 7, 2006

BY MESSENGER

David Frerichs
18802 Via San Marco
Irvine CA 92603

Re:          Separation Agreement

Dear David:

The following are the terms of our Separation Agreement.

1.             Separation Date:  Your employment with SRS Labs will terminate on July 12, 2006 (“Date of Termination”) and you need not report to the office next week as previously planned. On your Date of Termination, you will be paid all regular base salary and accrued vacation due through July 12, 2006.

2.             Unemployment Benefits:  The Company will not contest your eligibility for unemployment compensation.

3.             Return of Company Property: You should arrange with David Walker to gather up and return all Company property in your possession or under your control by July 12, 2006. This includes but is not limited to all keys, credit cards, originals and copies of documents, and all office, computer, or telephone equipment.

4.             Separation Benefits: In consideration for your signing and fulfilling your obligations under this agreement, the Company will provide the following severance benefits once this agreement takes effect:

A.            The Company will pay a lump sum of US$125,000.00 minus appropriate withholding and payroll deductions computed on an annual withholding schedule.

B.            The Company will reimburse you for the documented monthly premiums you pay to continue your current coverage for yourself and your family under the Company’s current group medical, dental, and vision plans for the same six month period set forth in Section 4A above, provided you make a timely election to continue such coverage under COBRA immediately after July 12, 2006. All such coverage will be subject of course to the terms and conditions of the medical plan documents.

C.            Thirty Seven Thousand Five Hundred (37,500) of the stock options previously granted to you will become vested upon your Date of Termination, and will be exercisable for a period of ninety (90)

days thereafter in accordance with the Company’s stock option plans and your stock option agreements.

D.            Your eligibility for all other compensation and benefits from your employment will terminate on your Date of Termination.

5.             Cooperation:  You and the Company agree to cooperate in assuring a smooth and orderly transition as you separate from employment. During the period you are receiving separation pay and benefits, you agree to make yourself reasonably available for limited periods of time to answer questions and provide information about your work for the Company. You and the management of the Company will refrain from making any disparaging comments about the other or from interfering in any way with the other’s business or future employment. In responding to inquiries about you from prospective employers, the Company will disclose your dates of employment, title, final rate of pay, and the fact that you separated from employment with the Company by mutual agreement, provided you refer all such inquiries to David Walker.

6.             Final Settlement:  Since these benefits go beyond what you are entitled to under the Company’s policies, you agree that this severance agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you or your dependents may have to date against the Company or any of its parent or affiliated companies and their officers, directors, shareholders, employees, insurors, agents, successors, or assigns, and you agree to dismiss and never to bring any legal or administrative action based on any such claim. This includes but is not limited to claims arising from your hiring, employment, compensation, or termination, or arising under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the California Fair Employment and Housing Act.

You also agree that this release includes all claims, know or unknown, and you waive the protection of any statute that might otherwise limit your waiver of unknown claims, such as Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which, if known by him or her must have materially affected his or her settlement with the debtor.

7.             Confidentiality:  You agree to keep this agreement, including the fact and amount of pay and benefits, strictly confidential to the fullest extent allowed by law, but you may disclose it to your attorney or accountant.

8.             Trade Secrets:  During your employment, you were entrusted with access to highly confidential trade secrets of the Company concerning its customers, bids, prospects, finances, business plans, personnel, and other areas. You agree to keep all such information confidential and not to use or disclose it for any purpose after your termination. The Confidentiality, Non-Competition, and Compliance Agreement you signed on November 17, 2005, shall remain in full force and effect by its terms.

9.             Voluntary Agreement:  You acknowledge that you are entering into this agreement freely and voluntarily, with a full understanding of its terms including the release of all claims. You should consult with your attorney if you so desire before signing this agreement.

10.           Complete Agreement:   Once signed by you, this letter will become a legally binding contract. You agree that this letter sets forth all of the terms of your agreement with the Company, and supersedes all other agreements and understandings, whether oral, written or implied, including but not limited to your offer letter dated September 30, 2005, except that any other agreements you have signed with the Company concerning confidential information or assignment of inventions shall remain in effect.

11.           No Admission:  You acknowledge that this is not an admission of wrongdoing by you or the Company, and shall not be used as evidence of guilt. If you elect not to sign this letter, you will still receive your final salary and accrued vacation on July 12, 2006, but this letter will become null and void.

To confirm that you agree to these terms, please sign and date the enclosed copy of this letter, and return it to me in the enclosed envelope so that we can provide you with your severance benefits.

Please call David Walker if you have any questions or comments. I wish you the best in your future endeavors.

Very truly yours,

Tom Yuen
Chief Executive Officer

I agree to the terms stated in this letter.

Dated:
David J. Frerichs